================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*




                                NeuroMetrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    641255104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                September 8, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 2 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Growth Equity Opportunities Fund, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Liability Company
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

                               Page 2 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 3 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 12, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 4 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 12, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 4 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 5 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA 12 GP, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Liability Company
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

                               Page 5 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 6 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Michael James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 7 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 7 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 8 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Forest Baskett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 9 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Ryan D. Drant
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 9 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 10 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Patrick J. Kerins
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 10 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 11 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Krishna Kolluri
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 11 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 12 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 12 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 13 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Charles M. Linehan
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 13 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 14 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 14 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 15 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 15 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 16 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 16 of 26 pages

===================                                          ===================
CUSIP NO. 641255104                   13D                    PAGE 17 OF 26 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,887,906 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,887,906 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,887,906 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                   [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 17 of 26 pages

                                  Schedule 13D


Item 1. Security and Issuer.
        -------------------

     This statement relates to the Common Stock, $0.0001 par value (the "Common Stock") of NeuroMetrix, Inc. (the "Issuer") having its principal executive office at 62 Fourth Avenue, Waltham, Massachusetts 02451.


Item 2. Identity and Background.
        -----------------------

     This statement is being filed by Growth Equity Opportunities Fund, LLC ("GEO"); New Enterprise Associates 12, Limited Partnership ("NEA 12"), which is the sole member of GEO; NEA Partners 12, Limited Partnership ("NEA Partners 12"), which is the general partner of NEA 12; NEA 12 GP, LLC ("NEA 12 GP"), which is the general partner of NEA Partners 12; and Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Patrick J. Kerins ("Kerins"), Krishna Kolluri ("Kolluri"), C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Managers"). The Managers are the individual managers of NEA 12 GP. GEO, NEA 12, NEA Partners 12, NEA 12 GP and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

     The address of the principal business office of GEO, NEA 12, NEA Partners 12, NEA 12 GP, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barrett, Barris, Drant and Kerins is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

     The principal business of GEO and NEA 12 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 12 is to act as the general partner of NEA
12. The principal business of NEA 12 GP is to act as the general partner of NEA Partners 12. The principal business of each of the Managers is to act as managers of NEA 12 GP and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of GEO and NEA 12 GP is a limited liability company organized under the laws of the State of Delaware. Each of NEA 12 and NEA Partners 12 is a limited partnership organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 3. Source and Amount of Funds or Other Consideration.
        -------------------------------------------------

     GEO acquired 1,887,906 shares (the "Common Shares") of Common Stock and warrants (the "Warrants" and, together with the Common Shares, the "Securities") to purchase, subject to certain limitations, 1,793,511 shares of Common Stock (the "Warrant Shares") from the Issuer in a privately-negotiated transaction (the "Sale") among the Issuer, GEO and certain other purchasers on September 8, 2009 at an aggregate purchase price to GEO of $4,000,000.84. The working capital of GEO was the source of the funds for the purchase of the Securities. No part of the purchase price of the Securities was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Securities or the Warrant Shares.

                               Page 18 of 26 pages

Item 4. Purpose of Transaction.
        ----------------------

     GEO acquired the Securities for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, GEO and other Reporting Persons may dispose of or acquire additional securities of the Issuer. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

     (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

     (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

     (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

     (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

     (e) Any material change in the present capitalization or dividend policy of the Issuer;

     (f) Any other material change in the Issuer's business or corporate structure including but not limited to, if the Issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by section 13 of the Investment Company Act of 1940;

     (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

     (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

     (j)  Any action similar to any of those enumerated above.

Item 5. Interest in Securities of the Issuer.
        ------------------------------------

     (a)  GEO is the record owner of the Securities.

          As of January 8, 2010, GEO may be deemed to beneficially own a portion of the Warrant Shares since it will have the right to acquire those shares within 60 days. The Warrants are exercisable at any time beginning on the date that is the earlier of (x) March 8, 2010 and (y) immediately prior to consummation of a Change of Control (as defined in the Stock Purchase Warrant (as defined below), a form of which is attached as an exhibit to the Issuer's Form 8-K filed on September 14, 2009 and incorporated by reference herein). Accordingly, beginning on January 8, 2010, GEO may be deemed to beneficially own a portion of the Warrant Shares, subject to the Maximum Percentage (as defined in the following sentence). Pursuant to the terms of the Stock Purchase Warrant, notwithstanding anything to the contrary contained therein, the Issuer may not effect any exercise of the Warrants and GEO may not exercise any portion of the Warrants to the extent that, after giving effect to such issuance after exercise, GEO (together with any person acting as a group with GEO or its affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the outstanding shares of Common Stock.

                               Page 19 of 26 pages

          As the sole member of GEO, NEA 12 may be deemed to own beneficially the Common Shares. As the general partner of NEA 12, NEA Partners 12 may also be deemed to own beneficially the Common Shares. As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the Common Shares. As the individual Managers of NEA 12 GP, each of the Managers also may be deemed to own beneficially the Common Shares.

          Each of the Reporting Persons may be deemed to own beneficially 8.2% of the Issuer's Common Stock, which percentage is calculated based upon 22,907,234 shares deemed to be outstanding, which includes (a) 14,090,713 shares reported to be outstanding as of July 31, 2009 in the Issuer's Form 10-Q filed on August 14, 2009 and (b) an aggregate of 8,816,521 shares of Common Stock newly issued by the Issuer in the Sale and reported in the Issuer's Form 8-K filed on September 14, 2009. Each of the Reporting Persons, except GEO, disclaims beneficial ownership of the Securities and the Warrant Shares except to the extent of their pecuniary interest therein, if any.

     (b)  Regarding the number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: See line 7 of the cover sheets.

          (ii) shared power to vote or to direct the vote: See line 8 of the cover sheets.

          (iii) sole power to dispose or to direct the disposition: See line 9 of the cover sheets.

          (iv) shared power to dispose or to direct the disposition: See line 10 of the cover sheets.

     (c) Except as set forth in Item 3 above, none of the Reporting Persons has effected any transaction in the Common Stock during the last 60 days.

     (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Securities beneficially owned by any of the Reporting Persons, or the Common Equivalents.

     (e)  Not Applicable.


Item 6. Contracts, Arrangements, Undertakings or Relationships with Respect to
        ----------------------------------------------------------------------
        Securities of the Issuer.
        ------------------------

     GEO is a party to a Securities Purchase Agreement dated September 8, 2009 (the "Securities Purchase Agreement"), a form of which is attached as Exhibit
10.01 to the Issuer's Form 8-K filed on September 14, 2009 and incorporated by reference herein.

     GEO is a party to a Stock Purchase Warrant to Subscribe for and Purchase Common Stock of NeuroMetrix, Inc. dated September 9, 2009 (the "Stock Purchase Warrant"), a form of which is attached as Exhibit 4.2 to the Issuer's Form 8-K filed on September 14, 2009 and incorporated by reference herein.


Item 7. Material to be Filed as Exhibits.
        --------------------------------

        Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

        Exhibit 2 - Power of Attorney regarding Schedule 13D filings.

        Exhibit 3 - Securities Purchase Agreement dated September 8, 2009*

        Exhibit 4 - Stock Purchase Warrant dated September 9, 2009*



       *Incorporated by reference from the Issuer's Form 8-K filed with the Securities and Exchange Commission on September 14, 2009.



                               Page 20 of 26 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: September 17, 2009

GROWTH EQUITY OPPORTUNITIES FUND, LLC

By:         NEW ENTERPRISE ASSOCIATES 12,  LIMITED PARTNERSHIP
            Sole Member

            By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
                        General Partner

                        By:         NEA 12 GP, LLC
                                    General Partner

                                    By:                  *
                                                ------------------------
                                                Eugene A. Trainor III
                                                Administrative Manager


NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
            General Partner

            By:         NEA 12 GP, LLC
                        General Partner

                        By:                  *
                                    ------------------------
                                    Eugene A. Trainor III
                                    Administrative Manager


NEA PARTNERS 12, LIMITED PARTNERSHIP

By:         NEA 12 GP, LLC
            General Partner

            By:                  *
                        ------------------------
                        Eugene A. Trainor III
                        Administrative Manager


NEA 12 GP, LLC

By:                  *
            ------------------------
            Eugene A. Trainor III
            Administrative Manager

         *
--------------------------
Michael James Barrett

                               Page 21 of 26 pages

         *
--------------------------
Peter J. Barris


         *
--------------------------
Forest Baskett


         *
--------------------------
Ryan D. Drant


         *
--------------------------
Patrick J. Kerins


         *
--------------------------
Krishna Kolluri


         *
--------------------------
C. Richard Kramlich


         *
--------------------------
Charles M. Linehan


         *
--------------------------
Charles W. Newhall III


         *
--------------------------
Mark W. Perry


         *
--------------------------
Scott D. Sandell


         *
--------------------------
Eugene A. Trainor III

                                                     */s/ Louis S. Citron
                                                     ---------------------------
                                                     Louis S. Citron
                                                     As attorney-in-fact

This Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached as
Exhibit 2.

                               Page 22 of 26 pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of NeuroMetrix, Inc.

     EXECUTED this 17th day of September, 2009

GROWTH EQUITY OPPORTUNITIES FUND, LLC

By:         NEW ENTERPRISE ASSOCIATES 12,  LIMITED PARTNERSHIP
            Sole Member

            By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
                        General Partner

                        By:         NEA 12 GP, LLC
                                    General Partner

                                    By:                  *
                                                ------------------------
                                                Eugene A. Trainor III
                                                Administrative Manager


NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
            General Partner

            By:         NEA 12 GP, LLC
                        General Partner

                        By:                  *
                                    ------------------------
                                    Eugene A. Trainor III
                                    Administrative Manager


NEA PARTNERS 12, LIMITED PARTNERSHIP

By:         NEA 12 GP, LLC
            General Partner

            By:                  *
                        ------------------------
                        Eugene A. Trainor III
                        Administrative Manager


NEA 12 GP, LLC

By:                  *
            ------------------------
            Eugene A. Trainor III
            Administrative Manager

         *
--------------------------
Michael James Barrett

                               Page 23 of 26 pages

         *
--------------------------
Peter J. Barris


         *
--------------------------
Forest Baskett


         *
--------------------------
Ryan D. Drant


         *
--------------------------
Patrick J. Kerins


         *
--------------------------
Krishna Kolluri


         *
--------------------------
C. Richard Kramlich


         *
--------------------------
Charles M. Linehan


         *
--------------------------
Charles W. Newhall III


         *
--------------------------
Mark W. Perry


         *
--------------------------
Scott D. Sandell


         *
--------------------------
Eugene A. Trainor III

                                                     */s/ Louis S. Citron
                                                     ---------------------------
                                                     Louis S. Citron
                                                     As attorney-in-fact

This Agreement relating to Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached hereto as Exhibit 2.

                               Page 24 of 26 pages

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of March, 2007.

                                                     /s/ Forest Baskett
                                                     ---------------------------
                                                     Forest Baskett

                                                     /s/ M. James Barrett
                                                     ---------------------------
                                                     M. James Barrett

                                                     /s/ Peter J. Barris
                                                     ---------------------------
                                                     Peter J. Barris

                                                     /s/ Ryan Drant
                                                     ---------------------------
                                                     Ryan Drant

                                                     /s/ Shawn Conway
                                                     ---------------------------
                                                     Shawn Conway

                                                     /s/ Paul Hsiao
                                                     ---------------------------
                                                     Paul Hsiao

                                                     /s/ Vladimir Jacimovic
                                                     ---------------------------
                                                     Vladimir Jacimovic

                                                     /s/ Patrick J. Kerins
                                                     ---------------------------
                                                     Patrick J. Kerins

                                                     /s/ Suzanne King
                                                     ---------------------------
                                                     Suzanne King

                                                     /s/ Krishna S. Kolluri
                                                     ---------------------------
                                                     Krishna S. Kolluri

                               Page 25 of 26 pages

                                                     /s/ C. Richard Kramlich
                                                     ---------------------------
                                                     C. Richard Kramlich

                                                     /s/ Charles M. Linehan
                                                     ---------------------------
                                                     Charles M. Linehan

                                                     /s/ Peter T. Morris
                                                     ---------------------------
                                                     Peter T. Morris

                                                     /s/ John M. Nehra
                                                     ---------------------------
                                                     John M. Nehra

                                                     /s/ Charles W. Newhall III
                                                     ---------------------------
                                                     Charles W. Newhall III

                                                     /s/ Jason R. Nunn
                                                     ---------------------------
                                                     Jason R. Nunn

                                                     /s/ Mark W. Perry
                                                     ---------------------------
                                                     Mark W. Perry

                                                     /s/ Michael Raab
                                                     ---------------------------
                                                     Michael Raab

                                                     /s/ Scott D. Sandell
                                                     ---------------------------
                                                     Scott D. Sandell

                                                     /s/ A. Brooke Seawell
                                                     ---------------------------
                                                     A. Brooke Seawell

                                                     /s/ Eugene A. Trainor III
                                                     ---------------------------
                                                     Eugene A. Trainor III

                                                     /s/ Sigrid Van Bladel
                                                     ---------------------------
                                                     Sigrid Van Bladel

                                                     /s/ Ravi Viswanathan
                                                     ---------------------------
                                                     Ravi Viswanathan

                                                     /s/ Harry Weller
                                                     ---------------------------
                                                     Harry Weller


                               Page 26 of 26 pages